[SPROULE ASSOCIATES INC. LETTERHEAD]

May 1, 2006

We hereby consent to the use and reference to our name and reports evaluating Kodiak Oil & Gas Corp’s petroleum and natural gas reserves as of January 1, 2006, and the information described or incorporated by reference in Kodiak Oil & Gas Corp’s Annual Report on Form 20-F for the year ended December 31, 2005.

Very truly yours,

SPROULE ASSOCIATES INC.

/s/ Leslie S. O’Connor
Leslie S. O’Connor

U.S. Manager